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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                                   eBay Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  278642 10 3
                        ------------------------------
                                (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

--------------------------                                ---------------------
  CUSIP No. 278642 10 3                13G                 Page 2 of 7 Pages
--------------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)


      Pierre M. Omidyar
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    36,188,721/(1)/
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          36,188,721/(1)/
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      36,188,721/(1)/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                 [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      27.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------
(1) Included in the number of shares Mr Omidyar beneficially owns are (i) 439,350 shares held of record by Pamela K. Omidyar (spouse) and (ii) 250,000 shares held of record by The Omidyar Family Foundation.
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                                ---------------------
  CUSIP No. 278642 10 3                13G                 Page 3 of 7 Pages
--------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)


      Pamela K. Omidyar
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          439,350
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          439,350
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      439,350
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      0.34%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                                ---------------------
  CUSIP No. 278642 10 3                13G                 Page 4 of 7 Pages
--------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSONS (ENTITIES ONLY)


      Omidyar Family Foundation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          250,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          250,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      250,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      0.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a) Name of Issuer:       eBay Inc.

     (b) Address of Issuer's Principal Executive Offices:
                      2145 Hamilton Avenue
                      San Jose, CA 95125


Item 2.

     (a) Name of Person Filing:
         Pierre M. Omidyar
         Pamela K. Omidyar
         Omidyar Family Foundation

     (b) Address of Principal Business Office or, if none, Residence
                      2145 Hamilton Avenue
                      San Jose, CA 95125


     (c) Citizenship:
         Pierre M. Omidyar              USA
         Pamela K. Omidyar              California
         Omidyar Family Foundation      California

     (d) Title of Class of Securities:  Common Stock

     (e) CUSIP Number:         278642 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:
          Pierre M. Omidyar             36,188,721/(1)/
          Pamela K. Omidyar             439,350
          Omidyar Family Foundation     250,000

     (b)  Percent of Class:
          Pierre M. Omidyar             27.9%
          Pamela K. Omidyar             0.34%
          Omidyar Family Foundation     0.19%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
              Pierre M. Omidyar         36,188.721/(1)/
              Pamela K. Omidyar         439,350
              Omidyar Family            250,000
              Foundation

          (ii)  Shared power to vote or to direct the vote:

               Pierre M. Omidyar     -0-
               Pamela K. Omidyar     -0-
               Omidyar Family        -0-
               Foundation

          (iii) Sole power to dispose or to direct the disposition of:

               Pierre M. Omidyar     36,188,721/(1)/
               Pamela K. Omidyar     439,350
               Omidyar Family        250,000
               Foundation

          (iv)  Shared power to dispose or to direct the disposition of:

               Pierre M. Omidyar     -0-
               Pamela K. Omidyar     -0-
               Omidyar Family        -0-
               Foundation

(1) Included in the number of shares Mr. Omidyar beneficially owns are (i) 439,350 shares held of record by Pamela K. Omidyar (spouse) and (ii) 250,000 shares held of record by The Omidyar Family Foundation.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of a Group

     Not applicable.

Item 10. Certification

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 14, 2000
                                              ----------------------------------
                                                            Date

                                                       /s/ Pierre M. Omidyar
                                              ----------------------------------
                                                          Signature

                                                           Pierre M. Omidyar
                                              ----------------------------------


                                              Pamela K. Omidyar


                                                       /s/ Pamela K. Omidyar
                                              ----------------------------------
                                              Pamela K. Omidyar


                                              Omidyar Family Foundation

                                                       /s/ Pierre M. Omidyar
                                              ----------------------------------
                                              Pierre Omidyar, Trustee